Exhibit 3.9

ARTICLES OF INCORPORATION OF
RCC ATLANTIC, INC.

     The undersigned incorporator, being a natural person of full age, in order to form a corporation under the provisions of Minnesota Statutes Chapter 302A, hereby adopts the following Articles of Incorporation:

ARTICLE I

NAME AND REGISTERED OFFICE

     1.01 Name. The name of this Corporation is RCC Atlantic, Inc.

     1.02 Registered Office. The location and post office address of the registered office of this Corporation in the State of Minnesota is 3905 Dakota Street SW, Alexandria, Minnesota 56308.

ARTICLE II

SHARES AND SHAREHOLDERS

     2.01 Number of Shares. The aggregate number of shares of capital stock which this Corporation shall have the authority to issue is 200,000 shares, each with one cent ($.01) par value. Such shares shall consist of one class and series of voting common stock with equal rights and preferences in all matters unless and until separate classes and/or series are authorized by the Board of Directors pursuant to Section 2.02 of these Articles of Incorporation.

     2.02 Classes of Shares. The Board of Directors may, from time to time, establish by resolution different classes or series of shares and may fix the rights and preferences of said shares in any class or series.

     2.03 Issuance of Shares. The Board of Directors shall have the authority to issue shares of a class or series to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

     2.04 Preemptive Rights. No shareholder of the Corporation shall have any preemptive rights to subscribe for or purchase his, her or its proportionate share of any stock of the Corporation, now or hereafter authorized or issued.

     2.05 Cumulative Voting. No shareholder of the Corporation shall have the right to cumulate his, her or its votes in the election of directors or for any other purpose whatsoever.

ARTICLE III

INCORPORATOR

     The name and address of the sole incorporator is as follows: Ann K. Newhall, 4800 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota 55402-4129.

ARTICLE IV

FIRST BOARD OF DIRECTORS

     The name and address of the sole member of the first Board of Directors, who shall serve until the first regular meeting of the shareholders or until his successor or successors shall be elected and qualified, is as follows:

Richard P. Ekstrand
Rural Cellular Corporation
3905 Dakota Street SW
Alexandria, Minnesota 56308

ARTICLE V

WRITTEN ACTION

     Any action, other than an action requiring shareholder approval, required or permitted to be taken at a meeting of the Board of Directors of this Corporation may be taken by written action signed by the number of directors required to take the same action at a meeting of the Board of Directors at which all directors were present. Any action requiring shareholder approval required or permitted to be taken at a meeting of the Board of Directors of this Corporation may be taken by written action signed by all of the directors.

ARTICLE VI

LIMITATION ON DIRECTORS LIABILITY

     A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the Corporation or the shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper repurchase of the Corporation’s stock under Minnesota Statutes Section 302A.559 or on violations of Minnesota state securities laws (Minnesota Statutes, Section 80A.23); (iv) liability for any transaction from which the director derived an improper personal benefit; or (v) liability for any act or omission occurring prior to the date this Article VI becomes effective. If the Minnesota Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Minnesota Business Corporation Act. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification. The provisions of this Article VI shall not be deemed to limit or preclude indemnification of a director by this Corporation for any liability of a director which has not been eliminated by the provisions of this Article VI.

ARTICLE VII

AMENDMENT OF ARTICLES OF INCORPORATION

     Any amendment of these Articles of Incorporation may be adopted by the affirmative vote of the holders of record of a majority of the total number of issued and outstanding shares of each class and series of voting stock of the Corporation, except where a larger proportion is required by law or a shareholder control agreement.

     IN WITNESS WHEREOF, I have hereunto executed these Articles of Incorporation this 12th day of February, 1998.

/s/ Ann K. Newhall
Ann K. Newhall, Incorporator

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